Exhibit 10.2

CONSULTING AGREEMENT
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THIS CONSULTING AGREEMENT (this "Agreement") is made and entered into this 1st day of September, 2009, by and between Empire Resorts, Inc. ("Empire") and Ralph J. Bernstein (the "Consultant").

W I T N E S S E T H:

WHEREAS, the Consultant has specialized and unique skills, knowledge and contacts with respect to the gaming industry and real estate development; and

WHEREAS, Empire desires to retain the Consultant as a consultant in order to assist Empire in expanding Empire’s presence in the gaming industry and casino development.

NOW, THEREFORE, in consideration of the terms and mutual undertakings herein contained, Empire and the Consultant hereby agree as follows:

1.           Consulting Services; Term.  Commencing on September 1, 2009 and ending on August 31, 2010 (such period, the “Term”), the Consultant agrees to make himself available at all times to provide to Empire the consulting services (the “Consulting Services”) described on Exhibit A hereto.  Consultant shall report to the Chief Executive Officer of Empire or such other person acting in such capacity or such other person as may be designated by the Board of Directors of Empire and, as a precondition to payment of the Consultant’s monthly fee, shall submit a monthly report to the Chief Executive Officer summarizing the Consultant’s activities for the prior month for presentation to the Empire’s Board of Directors.  Consultant shall not have any responsibility or authority for the supervision or management of the employees of Empire or its subsidiaries.  The Term may be extended by mutual agreement of the parties hereto in accordance with Section 7(c).  Upon the expiration of the Term, (i) Empire will pay (or cause to be paid) all accrued but unpaid Consulting Compensation and expense reimbursements as of the date of such expiration; and (ii) this Agreement will terminate except that Sections 3, 5, 6 and 7 will continue in full force and effect.

2.           Compensation and Expenses.  As compensation for performing the Consulting Services, Empire will pay (or cause to be paid) to the Consultant the Consulting Compensation set forth on Exhibit A hereto (the "Consulting Compensation").  Empire will reimburse the Consultant for all reasonable, documented out-of-pocket expenses incurred by the Consultant in performing the Consulting Services that are submitted for reimbursement to the Empire’s Chief Financial Officer, or, in the absence of a full-time Chief Financial Officer, the chairperson on the Compensation Committee of the Board of Directors of Empire, within thirty (30) days of the incurrence of such expense.

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3.           Confidentiality.  In connection with performing the Consulting Services, the Consultant may come into possession of information regarding Empire and its partners, manager, affiliates and their respective employees, officers and directors (collectively, "Confidential Information").  During and after the Term, the Consultant agrees to refrain from disclosing any Confidential Information to any person or entity, except to the extent (i) required by subpoena or other legal proceeding (and only after prior notice to Empire); (ii) required in connection with performing the Consulting Services; (iii) Confidential Information is or becomes generally available to the public through no action or omission of the Consultant; or (iv) Empire has consented in writing to such disclosure.  Upon the expiration of the Term and upon the request of Empire, the Consultant will return to Empire all Confidential Information that has been provided to the Consultant.

4.           Independent Contractor Status.  The relationship of the Consultant to Empire in performing the Consulting Services shall be that of an independent contractor, and nothing contained in this Agreement shall create or imply a partnership, joint venture, agency or employment relationship between the Consultant and Empire.  Without Empire's written consent, the Consultant, when acting as a consultant under the terms of this Agreement, is not authorized to bind Empire or its subsidiaries or to otherwise make any representation, agreement or commitment on behalf of Empire; provided, however, Consultant shall require not require such written consent with respect to the incurrence of any expenses on behalf of Empire or its subsidiaries of less than $1,000 or $5,000 in the aggregate.  Empire will not withhold any federal, state or local payroll taxes or any state unemployment or similar taxes in respect of the Consulting Services.  The Consultant will be responsible for the payment of all federal, state or local taxes relating to the Consulting Compensation.

5.           Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing, shall be addressed as follows, and shall be deemed to have been duly given on the date of delivery:

If to Empire:	Empire Resorts, Inc.
Monticello Casino and Raceway
Route 17B, P.O. Box 5013
Monticello, NY  12701
Attn:  Joseph Bernstein

If to the Consultant:	Ralph Bernstein
235 Baldwin Road
Bedford Corners, NY 10549

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Either party hereto may change its address for purposes of this Section 5 by giving the other party hereto written notice of the new address in the manner set forth above.

6.           Indemnity.  Except to the extent caused by the gross negligence, fraud or intentional misconduct of the Consultant, Empire will indemnify and hold the Consultant harmless against all claims by third parties arising from the Consultant's provision of the Consulting Services and against all costs, including reasonable attorneys' fees, to defend such claims.  The Consultant shall not settle any matter that would give rise to indemnification obligations of Empire hereunder without Empire 's prior written approval.

7.           Miscellaneous.

(a)
Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the choice of law principles thereof.  The parties hereto agree that all actions or proceedings relating to this Agreement shall be brought only in the federal or state courts of New York.

(b)
Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

(c)
Waivers and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument executed by all of the parties hereto or, in the case of a waiver, by the party waiving compliance.  The failure of any party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce such provision.  No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained herein.

(d)
Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

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(e)	Assignment. The Consultant may not assign this Agreement, or any right or obligation hereunder, without the prior written consent of Empire. Any such attempted assignment shall be null and void.

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.

Empire Resorts, Inc.

By:	/s/ Joseph E. Bernstein
Name: Joseph E. Bernstein
Title: Chief Executive Officer

CONSULTANT:

/s/ Ralph J. Bernstein
Name: Ralph J. Bernstein

CONSULTING AGREEMENT

EXHIBIT A

CONSULTING SERVICES.  The Consulting Services shall include, but not be limited to, the following services that Empire may request from time to time during the Term:

1. Functioning as a strategic advisor to Empire with respect to the raceway business, and Native American and government relations.
2. Advisory services regarding corporate finance, development and master planning of 230 acres for the new Monticello Entertainment City.
3. Pursuing legalization for Sullivan County casinos and/or racetracks.
4. Active involvement in all New York State government relations, including extension of free play beyond 6 months, and preserving dark day money.
5. Continuation of negotiations for a settlement with New York City OTB.
6. New business development, including investigation of relocation of the raceway to a location on Long Island or Staten Island.
7. Strategic advisor and negotiations with potential strategic partners.
8. Develop new deal strategies and expansion opportunities in New York and elsewhere.

CONSULTING COMPENSATION.  In consideration of performing the Consulting Services, Empire will pay (or cause to be paid) to the Consultant the following Consulting Compensation:

1. $12,500 per month, paid in on a monthly basis following submission of monthly summary to the Empire’s Chief Executive Officer to be approved and submitted for payment by the Chief Executive Officer; and

2. Options to purchase 500,000 shares of Empire’s common stock, vesting one year from the date hereof, pursuant to Empire’s 2005 Equity Incentive Plan.

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